Deutsche Bank Corporate
Banking and Securities

                         Deutsche Bank Structured Notes
                        2015 Winter / Spring Collection

March 2015

Deutsche Bank Securities Inc., a subsidiary of Deutsche Bank AG, conducts investment banking and securities activities in the United States.

                                       Free Writing Prospectus
                                       Filed Pursuant to Rule 433
                                       Registration Statement No. 333-184193
                                       Dated: March 6, 2015
For Institutional Investors and Financial Advisors Only

Return Optimization Note Linked to a U.S. Equity Index

                      Summary of Key Terms

Underlying      U.S. Broad Based Equity Index
Face Amount     $1,000
Maturity        13 months
Downside Buffer 0% - investor is fully exposed to the downside performance of the Underlying
Upside Leverage 300% of positive performance
Cap             [103.5% -- 105%] of initial level
Maximum Return  [110.5%-- 115%] of Face Amount

Overview

[]    Return   Optimization   Notes  offer  leveraged  upside  exposure  to  the
      Underlying, up to the Maximum Return

[]    If  the Underlying declines from its initial level, investors will lose 1%
      of  the  Face  Amount  of  notes  for  every  1% by which the level of the
      Underlying declines below its initial level

[]    Unlike  ordinary debt, the notes do not pay coupons and investors may lose
      100% of the Face Amount of notes at maturity

[]    Any  payment on the notes is subject to the creditworthiness of the issuer and  investors must hold the note until maturity date to receive the final payout

[]    Additional risk factors can be found on pages 7-8 of this document

Hypothetical Payment at Maturity (Assuming Cap of 104%)
[GRAPHIC OMITTED]

Level of Underlying                     Return on Note at
     at Maturity      % Change / Return Maturity (% of Face Payment at Maturity
 (% of Initial Level)    in Underlying        Amount)            ($ per note)
--------------------- ----------------- ------------------- -------------------
          0%                 -100%              0.00%               $0.00
--------------------- ----------------- ------------------- -------------------
         50%                  -50%             50.00%              $500.00
--------------------- ----------------- ------------------- -------------------
         75%                  -25%             75.00%              $750.00
--------------------- ----------------- ------------------- -------------------
         90%                  -10%             90.00%              $900.00
--------------------- ----------------- ------------------- -------------------
        100%                   0%             100.00%             $1,000.00
--------------------- ----------------- ------------------- -------------------
        101%                   1%             103.00%             $1,030.00
--------------------- ----------------- ------------------- -------------------
        102%                   2%             106.00%             $1,060.00
--------------------- ----------------- ------------------- -------------------
        103%                   3%             109.00%             $1,090.00
--------------------- ----------------- ------------------- -------------------
        104%                   4%             112.00%             $1,120.00
--------------------- ----------------- ------------------- -------------------
        105%                   5%             112.00%             $1,120.00
--------------------- ----------------- ------------------- -------------------
        110%                  10%             112.00%             $1,120.00
--------------------- ----------------- ------------------- -------------------
        115%                  15%             112.00%             $1,120.00
--------------------- ----------------- ------------------- -------------------

Source: DB Trading and Structuring

                                                                               2

Deutsche Bank Corporate Banking and Securities

Coupon Barrier Note Linked to an Oil Index

                         Summary of Key Terms
Underlying        Oil Index
Face Amount       $1,000
Maturity          18 months, auto-callable at 9, 12 and 15 months
Barrier Level     85% of initial level
Barrier Type      If Underlying closes below the Barrier Level at maturity, 1% loss for every 1% decline below initial level
Coupon Level      85% of initial level
Coupon Amount     [4.25 -- 4.50]% per quarterly period (up to [17 -- 18]% p.a.)
Autocall Level    100% of initial level
Observation Dates 3, 6, 9, 12 and 15 months

Overview

[]    Coupon Barrier Notes offer a way to generate yield

[]    If  the  Underlying  closes  at  or above its initial level on a quarterly
      Autocall Date, the investor will receive the Face Amount of notes plus the applicable Coupon Amount and the note will be automatically called

[]    If  the  notes  are  automatically called, the term of the notes can be as short as 9 months

[]    If  the  Underlying  closes below the Barrier Level at maturity, investors will  lose  1% of the Face Amount of notes for every 1% by which the level of the Underlying declines below its initial level

[]    Investors may lose up to 100% of the Face Amount of notes at maturity

[]    Any  payment on the notes is subject to the creditworthiness of the issuer and  investors must hold the note until maturity date to receive the final payout

[]    Additional risk factors can be found on pages 7-8 of this document

Hypothetical Return on Note

3 and 6 month Observation Dates 9, 12 and 15 month Observation Dates 18 months / Maturity Date
------------------------------- ------------------------------------ -------------------------
[GRAPHIC OMITTED]                            [GRAPHIC OMITTED]              [GRAPHIC OMITTED]
Source: DB Trading and Structuring

Deutsche Bank
                                                                               3
Corporate Banking and Securities

Uncapped Buffered Note Linked to an International ETF

Summary of Key Terms	
Underlying	Currency Hedged International ETF
Face Amount	$1,000
Maturity	2 years
Buffer Level	90% of initial level
Buffer Type	Geared: 1.1111% loss for every 1% by which the level of the Underlying declines below Buffer Level
Upside Leverage	[110% – 120%] of positive performance
Cap	Uncapped
Maximum Return	n/a

Hypothetical Payment at Maturity (Assuming Upside Leverage of 115%)



160%
150%
140%
130%
120%
110%
100%
90%
80%
70%
60%
Return on Note at Maturity
60%
70%
80%
90%
100%
110%
120%
130%
140%
150%
160%
Level of Underlying at Maturity

Level of Underlying at Maturity (% of Initial Level)	% Change / Return in Underlying	Return on Note at Maturity (% of Face Amount)	Payment at Maturity ($ per note)
0%	-100%	0.00%	$0.00
20%	-80%	22.22%	$222.22
40%	-60%	44.44%	$444.44
60%	-40%	66.67%	$666.67
80%	-20%	88.89%	$888.89
89%	-11%	98.89%	$988.89
90%	-10%	100.00%	$1,000.00
95%	0%	100.00%	$1,000.00
100%	0%	100.00%	$1,000.00
120%	20%	123.00%	$1,230.00
140%	40%	146.00%	$1,460.00
160%	60%	169.00%	$1,690.00
180%	80%	192.00%	$1,920.00

Source: DB Trading & Structuring

Overview

- Extending the maturity date allows the notes to offer leveraged upside exposure to the Underlying without a cap
- If the Underlying declines less than or equal to the Buffer Level, investors will receive the Face Amount of notes
- If the Underlying declines more than the Buffer Level, investors will lose 1.1111% of the Face Amount of notes for every 1% by which the Underlying declines below the Buffer Level
- Exposure to an international ETF can be structured with or without FX exposure, depending on the investor's view on the relevant currency exchange rate
- Unlike ordinary debt, the notes do not pay coupons and investors may lose 100% of their initial investment at maturity
- Any payment on the notes is subject to the creditworthiness of the issuer and investors must hold the note until the maturity date to receive the final payout
- Additional risk factors can be found on pages 7-8 of this document

Deutsche Bank
Corporate Banking & Securities
4

Absolute Return Note Linked to the Lesser Performing of a European Index & an Emerging Market ETF

Summary of Key Terms

Underlying	Lesser-Performing of European Index & Emerging Market ETF
Face Amount	$1,000
Maturity	18 months
Buffer Level	80% of initial level
Buffer Type	Geared: 1.25% loss for every 1% by which the level of the lesser-performing Underlying declines below its Buffer Level
Downside Participation	1% positive return for every 1% by which the level of the lesser-performing Underlying declines from initial level, down to its Buffer Level
Upside Leverage	150% of positive performance
Cap	[107.5 – 110]% of initial level
Maximum Return	[111.25 – 115]% of Face Amount

Hypothetical Payment at Maturity (Assuming Cap of 109%)



130%
120%
110%
100%
90%
80%
70%
60%
Return on Note at Maturity
70%
80%
90%
100%
110%
120%
130%
Level of Underlying at Maturity

Overview

- Absolute Return Notes offer investors a way to capitalize on range bound markets
- If the lesser-performing Underlying declines more than the Buffer Level, investors will lose 1.25% of the Face Amount of notes for every 1% by which the level of the lesser-performing Underlying declines below its Buffer Level
- If the lesser-performing Underlying declines less than the buffer level, investors will *gain* 1% of the Face Amount of notes for every 1% by which the level of the lesser-performing Underlying declines below its initial level
- If the lesser-performing Underlying increases from its initial level, investors gain 1.5% of the Face Amount of notes for every 1% of positive performance, up to a maximum return
- Unlike ordinary debt, the notes do not pay coupons and investors may lose 100% of their initial investment at maturity
- Any payment on the notes is subject to the creditworthiness of the issuer and investors must hold the note until the maturity date to receive the final payout
- Additional risk factors can be found on pages 7-8 of this document

Level of Underlying at Maturity (% of Initial Level)	% Change / Return in Underlying	Return on Note at Maturity (% of Face Amount)	Payment at Maturity ($ per note)
0%	-100%	0.00%	$0.00
50%	-50%	62.50%	$625.00
75%	-25%	93.75%	$937.50
80%	-20%	120.00%	$1,200.00
90%	-10%	110.00%	$1,100.00
95%	-5%	105.00%	$1,050.00
100%	0%	100.00%	$1,000.00
105%	5%	107.50%	$1,075.00
109%	9%	113.50%	$1,135.00
120%	20%	113.50%	$1,135.00
125%	25%	113.50%	$1,135.00

Source: DB Trading & Structuring

Deutsche Bank
Corporate Banking & Securities
5

Digital Coupon Note Linked to a U.S. Equity Index

                      Summary of Key Terms
Underlying      U.S. Small Cap Index
Face Amount     $1,000
Maturity        18 months
Buffer Level    85% of initial level
Buffer Type     Geared: 1.17647% loss for every 1% by which the level of the
                Underlying declines below the Buffer Level
Upside Leverage n/a
Digital Coupon  [8% -- 9.5%] of Face Amount
Maximum Return  [8% -- 9.5%] of Face Amount

Overview

[]    Digital Coupon Notes offer a way to generate yield

[]    If the Underlying declines more than the Buffer Level, investors will lose
      1.17647%  of the Face Amount of notes for every 1% by which the Underlying declines below the Buffer Level

[]    If  the  Underlying declines less than the Buffer Level, the investor will receive the Face Amount of Notes plus the fixed Digital Coupon at Maturity

[]    Unlike  ordinary debt, the notes do not pay coupons and investors may lose
      100% of their initial investment at maturity

[]    Any  payment on the notes is subject to the creditworthiness of the issuer and  investors  must  hold the note until the maturity date to receive the final payout

[]    Additional risk factors can be found on pages 7-8 of this document

Hypothetical Payment at Maturity (Assuming a Digital Coupon of 9%)
[GRAPHIC OMITTED]

Level of Underlying                     Return on Note at
     at Maturity      % Change / Return Maturity (% of Face Payment at Maturity
 (% of Initial Level)    in Underlying        Amount)     ($ per note)
--------------------- ----------------- ----------------- ---------------------
          0%                 -100%              0.00%        $0.00
--------------------- ----------------- ----------------- ---------------------
         20%                  -80%             23.53%       $235.29
--------------------- ----------------- ----------------- ---------------------
         40%                  -60%             47.06%       $470.59
--------------------- ----------------- ----------------- ---------------------
         60%                  -40%             70.59%       $705.88
--------------------- ----------------- ----------------- ---------------------
         80%                  -20%             94.12%       $941.18
--------------------- ----------------- ----------------- ---------------------
         84%                  -16%             98.82%       $988.24
--------------------- ----------------- ----------------- ---------------------
         85%                  -15%            109.00%      $1,090.00
--------------------- ----------------- ----------------- ---------------------
         90%                  -10%            109.00%      $1,090.00
--------------------- ----------------- ----------------- ---------------------
        100%                   0%             109.00%      $1,090.00
--------------------- ----------------- ----------------- ---------------------
        105%                   5%             109.00%      $1,090.00
--------------------- ----------------- ----------------- ---------------------
        110%                  10%             109.00%      $1,090.00
--------------------- ----------------- ----------------- ---------------------
        115%                  15%             109.00%      $1,090.00
--------------------- ----------------- ----------------- ---------------------
                               Source: DB Trading and Structuring
------------------------------ -----------------------------------
Deutsche Bank                                                                 6
Corporate Banking and Securities

Additional Risk Factors

[]    If  the  notes are linked to the lesser-performing of the two Underlyings, the  payment  at  maturity  will  be determined solely by reference to the performance  of  the  lesser-performing  underlying,  without  taking into consideration the performance of the other Underlying. Poor performance by either  of  the  Underlyings  over  the  term of the notes will negatively affect  the  payment  at maturity and will not be offset or mitigated by a positive performance by the other Underlying.

[]    If the Underlying includes component stocks, as a holder of the notes, you will  not  have voting rights or rights to receive cash dividends or other distributions  or  other  rights  that holders of the stocks composing the
      Underlying would have.

[]    If  the  Underlying includes component stocks that are issued by companies incorporated  outside  of  the  U.S.,  the  notes  are  subject  to  risks applicable to non-U.S. companies.

[]    If  the  Underlying includes component stocks that trade outside the U.S., the  notes  are  subject  to the risks associated with non-U.S. securities markets.

[]    If  the  Underlying  includes  component  stocks  denominated  in  foreign currencies  but  the Underlying is denominated in U.S. dollars, changes in currency exchange rates may negatively impact the Underlying's return.

[]    If  the Underlying includes component stocks denominated in, and the level of the Underlying is calculated in, a foreign currency, the performance of the Underlying will not be adjusted for exchange rate fluctuations between the U.S. dollar and the foreign currency.

[]    If  the  notes  are linked to an ETF, the anti-dilution protection for the
      Underlying  is  limited.  The  calculation  agent  is not required to make adjustments  in response to all events that could affect the shares of the
      Underlying.

[]    If  the notes are linked to an ETF, the market prices of the shares of the
      Underlying may fluctuate in accordance with changes in its net asset value as well as supply and demand on the applicable stock exchanges. Therefore, the Underlying may trade at, above or below its net asset value per share.

[]    If  the  stocks  composing  the  Underlying  are  issued by companies with relatively small market capitalization, the level of the Underlying may be
      more   volatile   than   the   levels   of   indices   that   consist   of
      large-capitalization stocks.

[]    If  the  notes  are linked to a commodity based index, a commodity hedging disruption event may result in acceleration of the notes.

[]    Commodity futures contracts are subject to legal and regulatory regimes in the  United  States and, in some cases, in other countries that may change in  ways  that could adversely affect our ability to hedge our obligations under the notes and affect the price of the Underlying.

[]    Single  commodity  prices  tend  to be more volatile and may not correlate with the prices of commodities generally.

[]    Commodity   prices   are  highly  volatile  and,  in  many  sectors,  have
      experienced  unprecedented historical volatility in the past few years. It is  possible that lower prices or increased volatility of commodities will adversely  affect  the  performance  of  Underlying  and, as a result, the market value of the notes.

[]    Suspension  or  disruptions  of  market trading in commodities and related futures may adversely affect the value of the notes. The commodity futures markets  are  subject to temporary distortions or other disruptions due to various  factors,  including  the  lack  of  liquidity in the markets, the participation of speculators and government regulation and intervention.

Deutsche Bank 7 Corporate Banking and Securities

Additional Risk Factors, Cont.

[]    Payments on the notes are subject to the credit risk of Deutsche Bank, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If Deutsche Bank becomes insolvent or is unable to pay its obligations, you may lose your entire investment.

[]    By  acquiring  the  notes, you will be bound by, and deemed to consent to, the  imposition  of  any  Resolution  Measure  by our competent resolution authority,  which  may include the write down of all, or a portion, of any payment  on the notes. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the notes.

[]    The  initial estimated value of the notes on the pricing date will be less than  their  public offering price. If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.

[]    Changes  in  the  level  of  the Underlying may not result in a comparable change in the value of your notes.

[]    The  actual  performance  of the Underlying over the term of the notes may bear little relation to the historical closing levels of the Underlying

[]    The notes will not be listed on any notes exchange. There may be little or no secondary market for the notes.

[]    We  (or  our  affiliates)  intend  to  offer  to purchase the notes in the secondary market but are not required to do so. Accordingly, you should be able and willing to hold your notes to maturity.

[]    While  we  expect that, generally, the level of the Underlying will affect the value of the notes more than any other single factor, the value of the notes  will  also be affected by a number of other factors that may either offset or magnify each other.

[]    We  or one or more of our affiliates expect to hedge our exposure from the notes by purchasing or selling the Underlying or entering into derivatives
      transactions,   such  as  over-the-counter  options  or  exchange  -traded instruments. Such trading and hedging activities may affect the Underlying and  make  it  less likely that you will receive a positive return on your investment in the notes.

[]    We, our affiliates or our agents may publish research from time to time on financial  markets and other matters that could adversely affect the value of  the  notes,  or  express  opinions or provide recommendations that are inconsistent with purchasing or holding the notes.

[]    We  and  our  affiliates  play  a  variety of roles in connection with the issuance  of the notes, including acting as calculation agent, hedging our obligations  under  the notes and determining the issuer's estimated value of  the  notes on the trade date and the price, if any, at which we or our affiliates  would  be  willing to purchase the notes from you in secondary market  transactions.  In  performing these duties, our economic interests and  those  of our affiliates are potentially adverse to your interests as an investor in the notes.

Deutsche Bank
                                                                               8
Corporate Banking and Securities

Important Notes

The distribution of this document and the availability of some of the products and services referred to herein may be restricted by law in certain jurisdictions. Some products and services referred to herein are not eligible for sale in all countries and in any event may only be sold to qualified investors. Deutsche Bank will not offer or sell any products or services to any persons prohibited by the law in their country of origin or in any other relevant country from engaging in any such transactions.

This document is intended for discussion purposes only and does not create any legally binding obligations on the part of Deutsche Bank.

Prospective investors should understand and discuss with their professional tax, legal, accounting and other advisors the effect of entering into or purchasing any transaction, product or security (each, a "Structured Product")
.. Before investing in any Structured Product you should take steps to ensure that you understand and have assessed with your financial advisor, or made an independent assessment of, the appropriateness of the transaction in the light of your own objectives and circumstances, including the possible risks and benefits of investing in such Structured Product. Deutsche Bank does not provide accounting, tax or legal advice and is not acting as your legal, financial, tax or accounting advisor or in any other fiduciary capacity with respect to any proposed transaction mentioned herein.

Structured Products are not suitable for all investors due to illiquidity, optionality, time to redemption, and payoff nature of the strategy.

Deutsche Bank or persons associated with Deutsche Bank and their affiliates may: maintain a long or short position in the notes referenced herein or in related futures or options; purchase, sell or maintain inventory; engage in any other transaction involving such notes; and earn brokerage or other compensation.

Any payout information, scenario analysis and hypothetical calculations should in no case be construed as an indication of expected payout on an actual investment and/or expected behavior of an actual Structured Product.

Calculations of returns on Structured Products may be linked to a referenced index, ETF or commodity. As such, the Structured Products may not be suitable for persons unfamiliar with such index or interest rate, or unwilling or unable to bear the risks associated with the transaction. Structured Products denominated in a currency, other than the investor's home currency, will be subject to changes in exchange rates, which may have an adverse effect on the value, price or income return of the products. These Structured Product may not be readily realizable investments and are not traded on any regulated market.
Structured Products involve risk, which may include interest rate, index, currency, credit, political, liquidity, time value, commodity and market risk and are not suitable for all investors.

The past performance of an index, ETF, commodity, notes or other instruments does not guarantee or predict future performance. The distribution of this document and availability of these products and services in certain jurisdictions may be restricted by law.

BEFORE ENTERING INTO ANY TRANSACTION YOU SHOULD TAKE STEPS TO ENSURE THAT YOU
UNDERSTAND AND HAVE MADE AN INDEPENDENT ASSESSMENT OF THE APPROPRIATENESS OF
THE STRUCTURED PRODUCT IN LIGHT OF YOUR OWN OBJECTIVES AND CIRCUMSTANCES,
INCLUDING THE POSSIBLE RISKS AND BENEFITS OF ENTERING INTO SUCH STRUCTURED
PRODUCT. YOU SHOULD ALSO CONSIDER MAKING SUCH INDEPENDENT INVESTIGATIONS AS YOU
CONSIDER NECESSARY OR APPROPRIATE FOR SUCH PURPOSE.

"Deutsche Bank" means Deutsche Bank AG and its affiliated companies, as the context requires.

Structured Products discussed herein are not insured or guaranteed by the
Federal Deposit Insurance Corporation (FDIC) or any other governmental agency.
These Structured Products are not insured by any statutory scheme or governmental agency of the United Kingdom.

These Structured Products typically involve a high degree of risk, are not readily transferable and typically will not be listed or traded on any exchange and are intended for sale only to investors who are capable of understanding and assuming the risks involved. The market value of any Structured Product may be affected by changes in economic, financial and political factors (including, but not limited to, spot and forward interest and exchange rates), time to maturity, market conditions and volatility and the equity prices and credit quality of any issuer or reference issuer.

Additional information may be available upon request. Any results shown do not reflect the impact of commission and/or fees, unless stated.

Deutsche Bank AG has filed a registration statement (including a prospectus)
with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus and other documents the issuer has filed with the SEC if you request it by calling toll-free 1-800-311-4409.

Deutsche Bank
                                                                               9
Corporate Banking and Securities